Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2022 RESULTS

August 12, 2022 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenues of $29.6 million for the quarter ended June 30, 2022 compared to $24.9 million for the quarter ended June 30, 2021. Gross margins for the quarter ended June 30, 2022 were 19.2% compared with 22.5% for the quarter ended June 30, 2021. Higher manufacturing costs associated with wages, steel, and purchased parts continued to impact the Company’s operating results for the quarter ended June 30, 2022.

Product engineering and development expenses decreased $0.2 million to $1.0 million for the quarter ended June 30, 2022, as compared to $1.2 million for the quarter ended June 30, 2021, primarily related to reduced payroll. Selling, general and administrative (“SG&A”) expenses decreased by $0.6 million to $2.6 million for the quarter ended June 30, 2022, compared to $3.2 million for the quarter ended June 30, 2021. The decrease in SG&A expenses was due to reduced headcount and lower professional fees.

Operating income increased from $1.2 million for the quarter ended June 30, 2021 to $2.2 million for the quarter ended June 30, 2022, due primarily to increased sales and reduced SG&A expenses and product engineering and development expenses.

For the quarter ended June 30, 2022, the Company had net non-operating expense of $(3.4) million compared to net non-operating income of $1.7 million for the quarter ended June 30, 2021. The fiscal 2022 investment losses reflect the decline in the equity markets due to primarily to higher interest rates, inflation, and the Federal Reserve’s recent monetary tightening policy.

The effective income tax rate for the quarter ended June 30, 2022 was a benefit of 18.0% versus expense of 20.0% for the quarter ended June 30, 2021. Net loss for the quarter ended June 30, 2022 was $(1.0) million, or $(0.07) per diluted share, compared with a net income of $2.3 million, or $0.16 per diluted share for the quarter ended June 30, 2021.

For the nine months ended June 30, 2022 the Company had net revenue of $80.4 million and net loss of $(0.9) million, or $(0.06) per diluted share, versus net revenue of $65.2 million and net income of $6.2 million, or $0.42 per diluted share, for the nine months ended June 30, 2021.

At June 30, 2022, the Company had $110.6 million of cash and marketable securities compared to $118.2 million at September 30, 2021. Net working capital was $153.3 million at June 30, 2022. The Company had no short-term or long-term debt outstanding at June 30, 2022.

The Company’s backlog was $40.2 million at June 30, 2022 compared to $28.5 million at June 30, 2021.

Marc Elliott, Gencor’s President, commented, “Our sales were up across the board in the fiscal third quarter and for the nine months, when compared to similar periods in fiscal year 2021. Despite delays in Federal highway funding from the Infrastructure Investment and Jobs Act (IIJA) that were expected to begin in 2022, overall, Gencor delivered another solid quarter from operations, under a challenging business environment. Revenues increased 19% in the quarter due to the seasonally high backlog, and steel prices remained at record high levels in the quarter, but showed signs of moderating. Labor constraints, supply chain and freight challenges continue to persist as we work to minimize the impact on our customers. We continue to see strong interest across all our product lines and are optimistic that Gencor will benefit from the Federal infrastructure bill.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$29,647,000	$24,919,000	$80,407,000	$65,235,000
Cost of goods sold	23,968,000	19,314,000	64,831,000	50,504,000

Gross profit	5,679,000	5,605,000	15,576,000	14,731,000

Operating expenses:
Product engineering and development	951,000	1,176,000	3,219,000	3,089,000
Selling, general and administrative	2,577,000	3,202,000	9,340,000	10,235,000

Total operating expenses	3,528,000	4,378,000	12,559,000	13,324,000

Operating income	2,151,000	1,227,000	3,017,000	1,407,000

Other income (expense), net:
Interest and dividend income, net of fees	304,000	306,000	877,000	1,437,000
Net realized and unrealized gains (losses) on marketable securities, net	(3,693,000)	1,386,000	(4,758,000)	4,873,000
Other	(1,000)	—	(139,000)	—

Total other income (expense), net	(3,390,000)	1,692,000	(4,020,000)	6,310,000

Income (loss) before income tax expense (benefit)	(1,239,000)	2,919,000	(1,003,000)	7,717,000
Income tax expense (benefit)	(224,000)	584,000	(153,000)	1,543,000

Net income (loss)	$(1,015,000)	$2,335,000	$(850,000)	$6,174,000

Basic Income (Loss) per Common Share:
Net income (loss) per share	$(0.07)	$0.16	$(0.06)	$0.42

Diluted Income (Loss) per Common Share:
Net income (loss) per share	$(0.07)	$0.16	$(0.06)	$0.42

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

ASSETS	June 30, 2022 (Unaudited)	September 30, 2021
Current assets:
Cash and cash equivalents	$19,474,000	$23,232,000
Marketable securities at fair value (cost of $95,216,000 at June 30, 2022 and $93,690,000 at September 30, 2021)	91,116,000	94,976,000
Accounts receivable, less allowance for doubtful accounts of $353,000 at June 30, 2022 and $321,000 at September 30, 2021	4,198,000	2,622,000
Costs and estimated earnings in excess of billings	1,366,000	1,903,000
Inventories, net	48,244,000	41,888,000
Prepaid expenses and other current assets	3,720,000	2,202,000

Total current assets	168,118,000	166,823,000

Property and equipment, net	11,919,000	11,801,000
Deferred and other income taxes	783,000	—
Other long-term assets	550,000	838,000

Total Assets	$181,370,000	$179,462,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,001,000	$3,105,000
Customer deposits	7,436,000	5,244,000
Accrued expenses	1,997,000	2,645,000
Current operating lease liabilities	413,000	393,000

Total current liabilities	14,847,000	11,387,000

Deferred and other income taxes	—	394,000
Non-current operating lease liabilities	84,000	392,000

Total liabilities	14,931,000	12,173,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at June 30, 2022 and September 30, 2021	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at June 30, 2022 and September 30, 2021	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	152,383,000	153,233,000

Total shareholders’ equity	166,439,000	167,289,000

Total Liabilities and Shareholders’ Equity	$181,370,000	$179,462,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions governments, and businesses take in response to the COVID-19 pandemic, including mandatory business closures; the impact of the pandemic and actions taken on regional economies; the pace of recovery when the COVID-19 pandemic subsides. In addition, on February 24, 2022, Russian forces invaded Ukraine. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by the U.S. and other countries and companies against officials, individuals, regions, and industries in Russia, and actions taken by Russia and certain other countries in response to such sanctions, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2021: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:	Eric Mellen, Chief Financial Officer 407-290-6000